Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2021, with respect to the consolidated financial statements included in the Annual Report of The9 Limited on Form 20-F for the year ended December 31, 2022. We consent to the incorporation by reference of the said report in the Registration Statements of The9 Limited on Forms S-8 (File Nos. 333-127700, 333-156306, 333-168780, 333-210693, 333-217190, 333-231105 and 333-259135).

/s/ Grant Thornton Zhitong Certified Public Accountants LLP

Grant Thornton Zhitong Certified Public Accountants LLP

Shanghai, the People’s Republic of China

May 1, 2023